EXHIBIT 99.1


                     PRESIDENT'S OPEN LETTER TO SHAREHOLDERS

June 10, 2008

Dear Shareholders:

         The past thirteen months have been tumultuous times for Petrol Oil and Gas, Inc. Management has been forced to face a variety of tough issues. The purpose of this letter is not to dredge up the past. Nevertheless, we must deal briefly with the past to put into context the Company's future.

         Last summer, we confronted and dealt with the stark reality that our Coal Creek project would never contribute significantly to our revenue and we wrote off substantially all of the Company's capital investment in Coal Creek. Unfortunately, at that time, the Company had incurred over $27 million in debt that was secured by substantially all of the Company's assets. Despite this disappointing setback, we worked hard throughout the remainder of 2007 and into 2008 to address the Company's substantial debt obligations in an effort to rebuild value for the shareholders.

         In early April 2008, our primary lender, Laurus Master Fund and its affiliates, delivered notice of default in our financing arrangements and declared its intention to foreclose on the Company's assets. Following this notice, we negotiated with the lender and reached an agreement whereby the lender agreed that its foreclosure would be limited to the security interests in our Neodesha project and thereafter it would release the Company from any remaining secured and unsecured debt and all security interests claimed by the lender in any other assets.

         The foreclosure lawsuit was filed by the lender yesterday, June 9, 2008, in the Wilson County, Kansas district court. The foreclosure process should take about ten to twelve weeks, so we anticipate having no further debt obligations to the lender by about the end of August 2008. Now that the foreclosure is underway, and our release from the debt appears imminent, our immediate and longer-range future plans for the Company are beginning to take focus.

         In the short term, we intend to manage the remaining assets of the Company and reduce expenses to keep our strategic options open. Going forward, we intend to increase shareholder value by targeting one or more merger opportunities. We believe that there are private companies that would recognize Petrol as a prime merger candidate due to a number of factors. We may also seek growth through the acquisition of exploration and production projects. For the latter opportunities, we will need to raise capital. We are in the process of exploring options in this regard including the advisability of raising debt or equity capital from third parties or our existing shareholders.

         In conclusion, management is looking forward to seeking out the opportunities that presently exist in the global energy market. Both personally and on behalf of the Company, I thank you, the shareholders, for your patience and continued support.

                                            Very truly yours,

                                            /s/  LOREN MOLL
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                                                 Loren Moll, President and CEO